Exhibit 99.1

Millennium Investment & Acquisition Co. Inc. Expands Footprint to include Michigan’s Largest Cannabis Cultivation Facility

Old Bethpage, New York, Sept. 08, 2021 (GLOBE NEWSWIRE) – Millennium Investment & Acquisition Co. Inc. (Ticker: MILC) (“MILC” or the “Company”) today announced that it is expanding its sustainable cannabis cultivation activities by establishing operations in the second largest cannabis market in the country: Michigan. A subsidiary of MILC’s wholly owned subsidiary, Millennium Cannabis LLC, (“Millennium Cannabis”), has executed a long-term lease (the “Lease”) for a 556,146 square foot state-of-the-art greenhouse cultivation facility located in Marengo Township, Michigan (the “Property”). The Lease was entered into simultaneously with the acquisition of the Property by Power REIT (Ticker: PW and PW.PRA). David H. Lesser, MILC’s Chairman and CEO is also Chairman and CEO of Power REIT.

Property Details

The state-of-the-art “Dutch Venlo Style” greenhouse is 26-foot high which helps control the growing environment. The diffused glass roof is beneficial to plant growth and allows greater plant density. The greenhouse features advanced cultivation controls and a best-in-class irrigation/fertigation system. There are also two large, multi-functional boilers that heat and help dehumidify the greenhouse as well as provide the crop with enhanced CO2 levels to improve plant yields. There is a 1-million-gallon hot water storage tank that allows the boilers to run during the day to provide enhanced CO2 to the plants for photosynthesis but then uses the stored heat at night and as otherwise needed. The greenhouse also includes an exceptional irrigation system with 500,000 gallons of feed tanks that can water the entire greenhouse in under 20 minutes. The irrigation system is configured with 12 different feed zones. This allows for precision crop feeding targeting each zone based on the plant growth stage and cultivar. This facility is labor-efficient with an under-bench radiant heating system that acts as a dual-purpose rail system for carts and other equipment to enhance labor efficiency.

Capital Improvements

As part of the transaction, Power REIT has agreed to fund capital improvements for the Property to position it for cannabis cultivation. Power REIT’s current capital commitment for the initial phase of improvements is approximately $3 million which includes costs related to permitting and licensing, fire suppression, security and site work. Power REIT is working with its tenant to finalize the budget for additional property improvements that Power REIT will fund and amend the lease accordingly. These improvements are expected to include a light deprivation system which is important to maximize plant yields, dry and cure space, a state-of-the-art propagation room, as well as an early-stage plant nursery at the facility as well as upgrades to facilities to support the needs of employees such as bathrooms and lockers.

The Michigan Cannabis Market

In 2008, Michigan passed the Michigan Marijuana Act and became the 10th state to legalize medical cannabis. During 2020, its first full year of recreational sales, the Michigan market generated $1 billion in total legal medical and adult-use revenue. Revenue for 2021 is projected to reach $1.8 billion, an increase of 80% YoY. This would make Michigan the second largest cannabis market in the country, second only to California. Michigan cannabis sales are expected to grow to $4 Billion over the next 3 – 5 years.

Source: Michigan Marijuana Regulatory Agency (MRA)

David Lesser, MILC’s Chairman and CEO, commented, “In May of this year, MILC announced sustainable greenhouse cultivation of cannabis as a new area of focus and commenced operations in Colorado. This was followed by the entry into the Oklahoma market in June. We are pleased with the progress we have made at both of these facilities including implementing property improvements, commencing significant initial crops and building a strong team. Michigan represents a significant next step in the growth of Millennium Cannabis. This facility will be the largest cannabis cultivation facility in Michigan and one of the largest cannabis greenhouse cultivation facilities in the United States. Property improvements will begin immediately, and Millennium Cannabis is working with the state and local jurisdictions on the final steps for licensing which will allow us to start growing plants. We hope to begin generating revenue by mid-2022 and have the greenhouse full of plants by the end of next year.”

Millennium Cannabis is led by Jared Schrader, who has built a team of more than 50 seasoned cannabis cultivators and operators. With the Michigan transaction, Millennium Cannabis now boasts one of the largest multi-state cannabis cultivation footprints in the United States. Millennium Cannabis engages agriculture experts from outside of the cannabis industry to incorporate proven growing methods from traditional crops into successful cannabis cultivation operations in low-energy greenhouse environments. Millennium Cannabis shares Power REIT’s thesis that greenhouses represent the sustainable solution for cultivating cannabis at a low cost and with a significantly reduced carbon footprint when compared to the expensive indoor warehouse cultivation facilities that are more typical across the cannabis industry.

Millennium Cannabis strategically deploys this wide range of expertise to empower strong local operating partners to apply Millennium Cannabis’s proven growing protocols and best-in-class production methods to meet the evolving needs of consumers within their local markets. Its partners in Michigan include the long-time Facility Director who operated the greenhouse during its prior use who will immediately transition his years of experience growing acres of red peppers at the facility to now supporting cannabis cultivation and production at the property. He is joined by an industry-leading women and minority-owned operations advisory group with more than a decade of experience creating and leading cannabis operations across the US and abroad. Rounding out the local team is a locally based women-owned licensing partner who most recently oversaw regulatory and compliance affairs for two of the largest cannabis greenhouse operators in the country.

Jared Schrader, Millennium Cannabis’ President, commented, “Millennium Cannabis is excited to commence operations at this truly state-of-the-art greenhouse cultivation facility to create a large-scale, low-energy, and low-cost production operation that is well positioned to compete favorably in the Michigan cannabis market for years to come. The nascent Michigan market is experiencing dramatic growth and has current pricing that far exceeds the national averages based on a supply/demand imbalance. We currently see prices of $3,500 - $4,000 per pound in Michigan. In the near-term this represents an opportunity to generate significant cash flow. Given our focus on using greenhouse technology to lower the cost of cultivation, we are confident we can compete favorably even as the prices inevitably compress in this market. With over 500,000 square feet of greenhouse cultivation space, we are initially targeting approximately 90,000 plants. Conservatively assuming 3 harvests per year this could produce more than 40,500 pounds of cannabis flower annually. Once we ramp up operations, we believe the existing square footage can also accommodate a much greater plant density which provides the potential for built in revenue growth.”

Updated Investor Deck

MILC has posted an updated investor deck which is available on our website: http://www.millinvestment.com/

Deregistration as a 1940 Act Company

On October 14, 2020, shareholders approved a proposal to change the nature of the Company’s business from a registered investment company under the Investment Company Act of 1940 (the “1940 Act”) and to a holding company that focuses primarily on owning and operating businesses that produce activated carbon and acquiring other private businesses (collectively, the “Deregistration Proposal”). The Company is in the process of implementing the Deregistration Proposal so that it is no longer an “investment company” under the 1940 Act and has applied to the Securities and Exchange Commission (the “SEC”) for an order under the 1940 Act declaring that the Company has ceased to be an investment company (the “Deregistration Order”).

While the Company is committed to fully implementing the Deregistration Proposal, it is still contingent upon regulatory approval and the ability to reconfigure the Company’s portfolio to deregister as an investment company. The time required to reconfigure the Company’s portfolio could be impacted by, among other things, the COVID-19 pandemic and related market volatility, determinations to preserve capital, the Company’s ability to identify and execute on desirable acquisition opportunities, and applicable regulatory, lender and governance requirements. The conversion process could take up to 24 months; and there can be no assurance that the Deregistration Proposal, even if fully implemented, will improve the Company’s performance. Further, the SEC may determine not to grant the Company’s request for the Deregistration Order, which would materially change the Company’s plans for its business.

As previously announced, MILC has now completed the liquidation of its sole investment in securities - its investment in SMC and plans to invest the proceeds in operating businesses.

ABOUT MILLENNIUM INVESTMENT & ACQUISITION COMPANY INC.

Millennium Investment and Acquisition Co. Inc. (ticker: MILC) is an internally managed, non-diversified, closed-end investment company. During 2020, MILC announced that it was seeking to de-register as an Investment Company that is regulated under Investment Company Act of 1940. MILC is currently seeking an Order from the SEC declaring that it has ceased to be an Investment Company as it no longer meets the definition of holding itself out as investing in securities but rather has pivoted to focus on direct investments in operating businesses.

MILC is currently focusing on opportunities in sustainable cannabis cultivation and sustainable production of activated carbon.

Additional information about MILC can be found on its website: www.millinvestment.com

ABOUT POWER REIT

Power REIT (ticker: PW and PW.PRA), with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONACT:

David H. Lesser, Chairman & CEO

dlesser@millinvestment.com

212-750-0371

301 Winding Road

Old Bethpage, NY 11804

www.millinvestment.com